Exhibit 16

April 25, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the Change in Accountants section of this Registration Statement on Form S-1 dated April 25, 2023, of MassMutual Ascend Life Insurance Company and are in agreement with the statements contained in the 2nd, 3rd, 4th and 5th paragraphs of the Change in Accountants section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP